Exhibit 10.22(e)

                                 THIRD AMENDMENT
                                     TO THE
                            PLAYBOY ENTERPRISES, INC.
                               BOARD OF DIRECTORS'
                           DEFERRED COMPENSATION PLAN
               (As Amended and Restated Effective January 1, 2005

      WHEREAS, Playboy Enterprises, Inc. (the "Company") has established and maintains the Playboy Enterprises, Inc. Board of Directors' Deferred Compensation Plan, as amended and restated effective January 1, 2005 and amended twice thereafter (the "Plan"); and

      WHEREAS, Sections 7.01 and 7.02 of the Plan reserve to the Company's Board of Directors (the "Board") the authority to amend and terminate the Plan at any time; and

      WHEREAS, the Board has determined that the Plan shall be terminated (i) if the Company's Deferred Compensation Plan for executives is terminated or (ii) if enough Participants elect to receive transition distributions in January 2009 under new Section 4.11 of the Plan so that at least 66 2/3% of the total benefits accrued through December 31, 2008 will have been paid out after such January 2009 distributions are completed, because so few assets and Participants would remain in the Plan and the costs of maintaining the Plan for such small numbers cannot be justified; and

      WHEREAS, the Board desires that the Plan be terminated (if the preconditions for termination are met) in a manner that permits all remaining benefits to be distributed during the thirteenth month after the actions authorizing the Plan termination take place without violating the anti-acceleration prohibition under Section 409A of the Internal Revenue Code of 1986, as amended;

      NOW, THEREFORE, the Plan is hereby amended in the following respects:

      1. The following new paragraphs are added to Section 7.02, Company's Right to Terminate:

                  "Notwithstanding  any  Plan  provisions  to the  contrary,  if sufficient Participant distribution elections are made under Section
            4.11 so that, after such January, 2009 distributions are completed, no more than 33 1/3% of all vested benefits would remain unpaid under the Plan, then the Plan shall be terminated effective as of the last day of the distribution election period under Section 4.11 (December 23, 2008), in accordance with the provisions of this
            Section 7.02. Alternatively, if the Company terminates its Deferred Compensation Plan for executives due to a similar lack of participant interest, then this Plan also shall be terminated as if the conditions of the preceding sentence were satisfied, regardless of whether such conditions were actually met. If the preceding conditions are not met, then the Plan shall not terminate and the following provisions of this Section 7.02 shall be null and void.

                  All distribution  events occurring after the December 23, 2008
            Plan termination date shall not give rise to any distribution rights. The only distributions payable under the Plan after the Plan termination date shall be (i) Plan termination distributions under this Section 7.02; (ii) distributions which are in pay status or already scheduled as of the Plan termination date due to a prior distribution event under Sections 4.01, 4.02 or 4.03; (iii) transition distributions elected under Section 4.11; and (iv) hardship distributions made in accordance with Section 4.06. Except for the foregoing removal of distribution events from the terminated Plan, Participants shall continue to have all other rights of Participants under the Plan until their benefit has been fully paid.

                  Distributions  triggered solely by the Plan termination  shall be paid in a lump sum during the thirty (30) day period commencing with the one-year anniversary of the Plan termination date. Participants shall not be allowed any influence regarding in which calendar year this payment is made; the timing of such Plan termination payments shall be determined in the sole discretion of the Company. Any benefit that is in pay status or otherwise scheduled for payment after that thirty (30) day distribution period shall be accelerated and paid in a single lump sum during that thirty (30) day distribution period the same as a Plan termination distribution.

                  This Plan  termination  shall be  administered so as to comply with Treasury Regulation ss.1.409A-3(j)(4)(ix)(C) and any Plan provision not consistent with that intent shall be disregarded or conformed in operation, in the discretion of the Administrative Committee, to ensure compliance with such Regulation. The Company reserves the right to further amend the Plan, even after the Plan termination date, to facilitate the Plan termination, to maintain compliance with Code Section 409A or for any other purpose. The Company agrees to terminate all other similar plans, and not to adopt any similar replacement plan for at least the next three years after adoption of this Plan termination amendment, as and to the extent required by the aforesaid Treasury Regulation."

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

            2. The first sentence of Section 8.10, Deferred Compensation Plan Trust, is hereby rewritten, effective as of the Plan termination date (but only if the Plan is terminated hereunder), to read as follows:

                  "The Company may  establish a Trust and designate the trustee, and shall comply with the terms of the Trust."

      IN WITNESS WHEREOF, this Third Amendment, having been duly adopted, is hereby executed below by a duly authorized officer on behalf of the Company on this 10th day of December, 2008.

                                       PLAYBOY ENTERPRISES, INC.


                                       By: /s/ Robert D. Campbell
                                          ----------------------------------
                                          Robert D. Campbell
                                          Senior Vice President, Treasurer


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